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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant         [ ]

Filed by a Party other than the Registrant   [X]

Check the appropriate box:

[ ]   Preliminary Proxy Statement         [ ]   Confidential, for Use
                                                of the Commission Only
                                                (as permitted by Section
                                                14a-6(e)(2))
[ ]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[X]   Soliciting Material Under Rule 14a-12

                               IKOS SYSTEMS, INC.
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                (Name of Registrant as Specified in Its Charter)

                           MENTOR GRAPHICS CORPORATION
                               FRESNO CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No Fee Required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

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      (2)   Aggregate number of securities to which transaction applies:

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      (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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FOR IMMEDIATE RELEASE


           MENTOR GRAPHICS EXTENDS TENDER OFFER FOR IKOS SYSTEMS, INC.

WILSONVILLE, OR -- February 19, 2002 - Mentor Graphics Corporation (Nasdaq:
MENT) today announced that it has extended its $11.00 per share cash tender offer for all outstanding shares of the common stock of IKOS Systems, Inc. (Nasdaq: IKOS) to 12:00 Midnight, New York City time, on Friday, February 22, 2002, unless further extended. The tender offer was previously scheduled to expire at 12:00 Midnight, New York City time, on Friday, February 15, 2002.

As of the close of business on February 15, 2002, 637,603 shares of IKOS common stock had been validly tendered into the offer, which, together with the 841,600 shares already beneficially owned by Mentor, represents approximately 15.6% of IKOS' outstanding common stock (based upon 9,459,132 shares outstanding as of January 10, 2002). The shares tendered represent approximately 6.7% of the outstanding common stock.

As announced on December 7, 2001, Mentor Graphics offered to acquire IKOS Systems for $11.00 in cash per share of IKOS common stock. The offer represents a premium of 37% over the Nasdaq closing price of IKOS stock on December 6, 2001 and a premium of 49.5% over IKOS' closing price on June 29, 2001, the last trading day before IKOS announced its proposed acquisition by Synopsys, Inc. (Nasdaq: SNPS). Furthermore, the offer represents a premium of 87% over the average closing price of IKOS stock for the thirty trading days ended December 6, 2001. In addition, Mentor's offer is subject to fewer conditions than the Synopsys proposal and can be consummated months earlier than the Synopsys proposal. Mentor's offer is not subject to any financing condition.

                                    - more -

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                                      - 2 -

ABOUT MENTOR GRAPHICS

Mentor Graphics Corporation (Nasdaq: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, Mentor Graphics reported revenues over the last 12 months of more than $600 million and employs approximately 3,000 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777; Silicon Valley headquarters are located at 1001 Ridder Park Drive, San Jose, California 95131-2314. World Wide Web site: www.mentor.com.

Mentor Graphics is a registered trademark of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.

                                      # # #

CONTACTS

Mentor Graphics Corporation         The Abernathy MacGregor Group
Ryerson Schwark                     Chuck Burgess
Tel: 503-685-1660                   Jason Thompson
                                    Tel: 212-371-5999